Exhibit 10.18

EXECUTION COPY

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (the “Agreement”) is entered into as of December 18, 2006, by and among Aurora Acquisition Merger Sub, Inc., a Delaware corporation (together with its subsidiaries, “MergerSub”), Aurora Acquisition Holdings, Inc., a Delaware corporation (“Aurora” or the “Company”, and together with MergerSub and their respective subsidiaries, the “Companies”) and TPG GenPar IV, L.P. and TPG GenPar V, L.P. (the “Managers”).

WHEREAS, each of Aurora and MergerSub will engage in a transaction in which MergerSub will merge with and into Aleris International, Inc., a Delaware corporation (“Aleris”), with Aleris surviving (the “Merger”) pursuant to an Agreement and Plan of Merger, dated as of August 7, 2006 (as amended from time to time, the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement and by virtue of the Merger, Aleris will assume, by operation of law, all of the liabilities and obligations of the Company, including all liabilities and obligations set forth in this Agreement;

WHEREAS, TPG Partners V, L.P. (together with parallel investment entities, “TPG V”‘), TPG Partners IV, L.P. (“TPG IV”) and certain co-investors are making an equity investment in Aurora Acquisition Holdings, LLC in connection with the Merger; and

WHEREAS, the Companies wish to retain the Managers to provide certain management and advisory services to the Companies, and the Managers are willing to provide such services on the terms set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1 . Services. Each Manager hereby agrees that, during the term of this Agreement (the “Term”) it will provide to the Companies, to the extent appropriate and requested by the Companies, by and through itself and/or its successors, assigns, affiliates, officers, employees and/or representatives and third parties (collectively hereinafter referred to as the “Manager Designees”), as the Managers in their sole discretion may designate from time to time, management, advisory and consulting services in relation to the affairs of the Companies, including, without limitation:

(a) advice in connection with the negotiation and consummation of agreements, contracts, documents and instruments necessary to provide the Companies with financing on terms and conditions satisfactory to the Companies;

(b) advice in connection with acquisition, disposition and change of control transactions involving any of the Companies or any of their direct or indirect subsidiaries or any of their respective successors;

(c) financial, managerial and operational advice in connection with day-today operations, including, without limitation, advice with respect to the development and implementation of strategies for improving the operating, marketing and financial performance of the Companies; and

(d) such other services (which may include financial and strategic planning and analysis, consulting services, human resources and executive recruitment services and other services) as the Managers and the Companies may from time to time agree in writing.

The Managers or the Manager Designees will devote such time and efforts to the performance of the services contemplated hereby as the Managers deem reasonably necessary or appropriate; provided, however, that no minimum number of hours is required to be devoted by the Managers or the Manager Designees on a weekly, monthly, annual or other basis. The Companies acknowledge that each of the services are not exclusive to the Companies and that the Managers and the Manager Designees may render similar services to other persons and entities. The Managers and the Companies understand that the Companies may at times engage one or more investment bankers or financial advisers to provide services in addition to, but not in lieu of, services provided by the Managers and the Manager Designees under this Agreement; provided that any such engagement will be made pursuant to the terms of the Amended and Restated Limited Liability Operating Agreement (the “LLC Agreement”) of Aurora Acquisition Holdings, LLC (“Holdings”) among affiliates of the Managers and certain other parties. In providing services to the Companies, the Managers and Manager Designees will act as independent contractors and it is expressly understood and agreed that this Agreement is not intended to create, and does not create, any partnership, agency, joint venture or similar relationship and that no party has the right or ability to contract for or on behalf of any other party or to effect any transaction for the account of any other party.

2. Payment of Fees.

(a) On the date hereof, the Companies, jointly and severally, will pay to the Managers (or their designees) an aggregate transaction fee (the “Transaction Fee”) equal to $42,500,000 (forty two million five hundred thousand dollars), of which 35.63% will be received in respect of services performed by the Managers or the Manager Designees on behalf of TPG IV and 64.37% will be received in respect of services performed by Managers or the Manager Designees on behalf of TPG V (the “Fee Percentages”).

(b) During the Term, the Companies, jointly and severally, will pay to the Managers (or their designees) an aggregate annual Monitoring Fee (the “Monitoring Fee”) equal to $9,000,000 (nine million dollars) as compensation for the services provided by the Managers or the Manager Designees under this Agreement, such fee being payable by the Companies quarterly in advance on or before the start of each calendar quarter; provided, that in the event that either TPG IV or TPG V or any of their respective affiliates increases its equity contribution to any of the Companies after the date hereof, the Managers shall have the right to increase the Monitoring Fee proportionately to reflect such increased equity commitment.

(c) During the Term, the Managers or the Manager Designees will advise the Companies in connection with financing, acquisition, disposition and change of control transactions involving the Companies or any of their direct or indirect subsidiaries (however structured), and the Companies will pay to the Managers (or their designees) an aggregate fee (the “Subsequent Fee”) in connection with each such transaction equal to customary fees charged by internationally-recognized investment banks for serving as a financial advisor in similar transactions, such fee to be due and payable for the foregoing services at the closing of such transaction.

(d) The parties hereto acknowledge and agree that an objective of the Companies is to maximize value for their direct and indirect equity holders, which may include the consummation of an initial registered public offering of the equity securities or equity interests of the Companies or their successors (an “IPO”) or the sale of either of the Companies or their successors (through merger or otherwise) or a sale of all or substantially all of the assets of either of the Companies or their successors (any such sale transaction, a “Sale”). The services provided to the Companies by the Managers and the Manager Designees will help to facilitate the consummation of a IPO or Sale, should the Companies determine to pursue such a transaction. In the event a IPO or Sale is consummated, the Companies will pay in cash on the date of consummation of such IPO or Sale (in lieu of any Subsequent Fee) an aggregate success fee (the “Success Fee”) in an amount equal to four (4) times the Monitoring Fee in effect at such time.

(e) Each payment made pursuant to this Section 2 shall be paid by wire transfer of immediately available federal funds to the accounts specified on Schedule 1 hereto, or to such respective other account(s) as the respective Managers may specify to the Companies in writing prior to such payment. In the event of a IPO or a Sale that includes non-cash consideration, each Manager may elect for it or its designee receive all or any portion of its respective fee in the form of such non-cash consideration, valued at the sale price. Each payment made pursuant to this Section 2 shall be paid to each Manager (or its designee) pro rata in proportion to the number of shares of common stock of the Company owned by investment funds Affiliated with such Manager and the number of shares of common stock of the Company owned by all investment funds Affiliated with any of the Managers, which shall initially be in the proportions indicated on Schedule 2 hereto; provided, however, that only for the purpose of determining such pro rata proportions under this Section 2, TPG Partners IV, L.P. only shall be deemed to be an Affiliate of TPG GenPar IV, L.P. and TPG Partners V, L.P. only shall be deemed to be an Affiliate of TPG GenPar V, L.P.

3. Deferral. Any fee that would have been payable to the Managers (or their designees) pursuant to Section 2 above absent the restrictions, if any, in any financing or similar agreements (the “Financing Documents”) applicable to the Companies (the “Deferred Fees”) will accrue upon the immediately succeeding period in which such amounts could, consistent with the Financing Documents, be paid, and will be paid in such succeeding period (in addition to such other amounts that would otherwise be payable at such time) in the manner set forth in Section 2.

4. Term. This Agreement will continue in full force and effect unless terminated by the Managers; provided, that the termination of this Agreement will not relieve a party from liability for any breach of this Agreement on or prior to such termination. In the event of a termination of this Agreement, the Companies will pay the Managers (or their respective designees) all unpaid Transaction Fees (pursuant to Section 2(a) above), Monitoring Fees (pursuant to Section 2(b) above), Subsequent Fees (pursuant to Section 2(c) above), Success Fees (pursuant to Section 2(d) above), Deferred Fees (pursuant to Section 3 above) and expenses (pursuant to Section 5(a) below) due with respect to periods prior to the date of termination. This Section 4, Section 5 and Section 9 will survive termination of this Agreement.

5. Expenses; Indemnification.

(a) Expenses. The Companies, jointly and severally, will pay to the Managers (or their respective designees) on demand all Reimbursable Expenses. As used herein, “Reimbursable Expenses” means (i) all out-of-pocket expenses incurred from and after the consummation of the merger (the “Closing Date”) relating to the services provided by the Managers, their respective affiliates, or the Manager Designees to the Companies or any of their affiliates from time to time (including, without limitation, all air travel (by first class on a commercial airline or by charter, as determined by the Managers or the Manager Designees) and other travel related expenses), (ii) all out-of-pocket legal expenses incurred by the Managers, their respective affiliates or the Manager Designees in connection with the enforcement of rights or taking of actions under this Agreement, the Merger Agreement or any related documents or instruments, whether incurred on or after the date of this Agreement; and (iii) all expenses incurred by the Managers, their respective affiliates or the Manager Designees which are properly allocable to the Companies under this Agreement, whether incurred on or after the date of this Agreement.

(b) Indemnity and Liability. The Companies, jointly and severally, will indemnify, exonerate and hold the Managers, the Manager Designees and each of their respective partners, shareholders, members, affiliates, directors, officers, fiduciaries, managers, controlling persons, employees and agents and each of the partners, shareholders, members, affiliates, directors, officers, fiduciaries, managers, controlling persons, employees and agents of each of the foregoing (collectively, the “Indemnitees”) free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including attorneys’ fees and expenses) incurred by the Indemnitees or any of them before or after the date of this Agreement (collectively, the “Indemnified Liabilities”), arising out of any action, cause of action, suit, arbitration, investigation or claim arising out of, or in any way relating to (i) this Agreement, the Merger Agreement, any transaction to which any of the Companies is a party or any other circumstances with respect to any of the Companies or (ii) operations of, or services provided by the Managers or the Manager Designees to, the Companies, or any of their respective affiliates from time to time; provided that the foregoing indemnification rights will not be available to the extent that any such Indemnified Liabilities arose on account of such Indemnitee’s gross negligence or willful misconduct; and provided, further, that if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, the Companies hereby agree to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. For purposes of this Section 5(b), none of the circumstances described in the limitations contained in the two provisos in the immediately preceding sentence will be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by the Companies, then such payments will be promptly repaid by such Indemnitee to the Companies without interest. The rights of any Indemnitee to indemnification hereunder will be in addition to any other rights any such person may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation.

6. Disclaimer and Limitation of Liability; Opportunities.

(a) Disclaimer; Standard of Care. Neither of the Managers nor any Manager Designee makes any representations or warranties, express or implied, in respect of the services to be provided by the Managers or the Manager Designees hereunder. In no event will the Managers, the Manager Designees or Indemnitees be liable to the Companies or any of their respective affiliates for any act, alleged act, omission or alleged omission that does not constitute gross negligence or willful misconduct of the Managers or the Manager Designees as determined by a final, non-appealable determination of a court of competent jurisdiction.

(b) Freedom to Pursue Opportunities. In recognition that the Managers, the Manager Designees and their respective Indemnitees currently have, and will in the future have or will consider acquiring, investments in numerous companies with respect to which the Managers, the Manager Designees or their respective Indemnitees may serve as an advisor, a director or in some other capacity, and in recognition that each Manager, each Manager Designee and their respective Indemnitees have myriad duties to various investors and partners, and in anticipation that the Companies, on the one hand and each Manager and Manager Designee (or one or more of their respective affiliates, associated investment funds or portfolio companies), on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Companies hereunder and in recognition of the difficulties which may confront any advisor who desires and endeavors fully to satisfy such advisor’s duties in determining the full scope of such duties in any particular situation, the provisions of this Section 6(b) are set forth to regulate, define and guide the conduct of certain affairs of the Companies as they may involve the Managers or the Manager Designees. Except as the Managers or the Manager Designees, may otherwise agree in writing after the date hereof:

(i) The Managers, the Manager Designees and their respective Indemnitees will have the right: (A) to directly or indirectly engage in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Companies and their subsidiaries), (B) to directly or indirectly do business with any client or customer of the Companies and their subsidiaries, (C) to take any other action that a Manager or a Manager Designee believes in good faith is necessary to or appropriate to fulfill its obligations as described in the first sentence of this Section 6(b), and (D) not to present potential transactions, matters or business opportunities to the Companies or any of their subsidiaries, and to pursue, directly or indirectly, any such opportunity for itself, and to direct any such opportunity to another Person.

(ii) The Managers, the Manager Designees and their respective Indemnitees will have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the Companies or any of their affiliates or to refrain from any actions specified in Section 6(b)(i), and the Companies, on their own behalf and on behalf of their affiliates, hereby renounce and waive any right to require the Managers, the Manager Designees or any of their respective Indemnitees to act in a manner inconsistent with the provisions of this Section 6(b).

(iii) None of the Managers, the Manager Designees nor any of their respective Indemnitees will be liable to the Companies or any of their affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 6(b) or of any such Person’s participation therein.

(c) Limitation of Liability. In no event will a Manager, a Manager Designee or any of their respective Indemnitees be liable to the Companies or any of their affiliates for any indirect, special, incidental or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, or for any third party claims (whether based in contract, tort or otherwise), relating to the services to be provided by a Manager or a Manager Designee hereunder.

7. Assignment, etc. Except as provided below, none of the parties hereto will have the right to assign this Agreement without the prior written consent of each of the other parties. Notwithstanding the foregoing, (a) each Manager may assign all or part of its rights and obligations hereunder to any of its respective affiliates that provides services similar to those called for by this Agreement, in which event such Manager will no longer be entitled to any fees under Section 2 and reimbursement of expenses under Section 5(a) and will be released of all of its obligations hereunder and (b) the provisions hereof for the benefit of Indemnitees of the Managers will inure to the benefit of such Indemnitees and their successors and assigns.

8. Amendments and Waivers. No amendment or waiver of any term, provision or condition of this Agreement will be effective, unless in writing and executed by the Managers and the Companies; provided, that any Manager may waive any portion of any fee to which it is entitled pursuant to this Agreement, and, unless otherwise directed by the Manager, such waived portion will revert to the Companies. No waiver on any one occasion will extend to or effect or be construed as a waiver of any right or remedy on any future occasion. No course of dealing of any person nor any delay or omission in exercising any right or remedy will constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.

9. Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT AND ENFORCED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN MANHATTAN, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

10. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

10. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior communication or agreement with respect thereto.

11. Notice. All notices, demands, and communications required or permitted under this Agreement will be in writing and will be effective if served upon such other party and such other party’s copied persons as specified below to the address set forth for it below (or to such other address as such party will have specified by notice to each other party) if (i) delivered personally, (ii) sent and received by facsimile, (iii) sent by electronic mail or (iv) sent by certified or registered mail or by Federal Express, DHL, UPS or any other comparably reputable overnight courier service, postage prepaid, to the appropriate address as follows:

If to the Companies, to:

Aleris International, Inc.

25825 Science Park Drive

Suite 400

Beachwood, Ohio 44122

Facsimile. 216-910-3650

If to a Manager, to:

Texas Pacific Group

301 Commerce Street, Suite 3300

Fort Worth, Texas 76102

Attention: John Viola

Telephone: 1 (817) 871-4000

Facsimile No.: 1 (817) 871-4088

with a copy (which will not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Robert P. Davis, Esq.

Telephone: (212) 225-2000

Facsimile No.:(212) 225-3999

Unless otherwise specified herein, such notices or other communications will be deemed effective, (a) on the date received, if personally delivered or sent by facsimile or electronic mail during normal business hours, (b) on the business day after being received if sent by facsimile or electronic mail other than during normal business hours, (c) one business day after being sent by Federal Express, DHL or UPS or other comparably reputable delivery service and (d) five business days after being sent by registered or certified mail. Each of the parties hereto will be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

12. Severability. If in any proceedings a court will refuse to enforce any provision of this Agreement, then such unenforceable provision will be deemed eliminated from this Agreement for the purpose of such proceedings to the extent necessary to permit the remaining provisions to be enforced. To the full extent, however, that the provisions of any applicable law may be waived, they are hereby waived to the end that this Agreement be deemed to be valid and binding agreement enforceable in accordance with its terms, and in the event that any provision hereof will be found to be invalid or unenforceable, such provision will be construed by limiting it so as to be valid and enforceable to the maximum extent consistent with and possible under applicable law.

13. Counterparts. This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, each of the parties has duly executed this Agreement as of the date first above written.

[Executed Signature Pages to Follow]

AURORA ACQUISITION HOLDINGS, INC.

By:	/s/ John E. Viola
	Name:	John E. Viola
	Title:	Vice President and Treasurer

AURORA ACQUISITION MERGER SUB, INC.

By:	/s/ Clive D. Bode
	Name:	Clive D. Bode
	Title:	Vice President and Secretary

TPG GENPAR IV, L.P.

By:	TPG Advisors IV, Inc.,
its general partner

By:	/s/ Clive D. Bode
	Name:	Clive D. Bode
	Title:	Vice President

TPG GENPAR V, L.P.

By:	TPG Advisors V, Inc.,
its general partner

By:	/s/ Clive D. Bode
	Name:	Clive D. Bode
	Title:	Vice President

Management Services Agreement

Schedule 1

Wire Transfer Instructions for the Manager:

JP Morgan Chase

ABA# 021000021

Tarrant Partners, L.P.

Account number 07303006780

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